Exhibit 99
FOR IMMEDIATE RELEASE

CONTACT:	John F. Corcoran, 312-822-1371
Doreen Lubeck, 773-583-4331
CNA SURETY ANNOUNCES THIRD QUARTER 2008 RESULTS
CHICAGO, October 24, 2008 — CNA Surety Corporation (“CNA Surety” or the “Company”) (NYSE: SUR) today reported net income for the third quarter of 2008 of $34.3 million, or $0.78 per diluted share, compared to $28.0 million, or $0.63 per diluted share, for the same period in 2007. The increase in net income primarily reflects favorable loss development on prior accident years.
“While we are pleased to report record quarterly earnings, we understand that the loss development that drove these results is attributable to times when economic conditions were much more favorable,” said John F. Welch, President and Chief Executive Officer. “Even though our loss activity remains positive, we chose to increase our loss provision for the current accident year to reflect economic conditions. We remain confident that our consistent, conservative underwriting and solid financial position will serve us well through the current economic challenges.”
Three Month Results
For the three months ended September 30, 2008, gross written premiums decreased 2.6% to $120.4 million compared to $123.5 million for the quarter ended September 30, 2007. Contract surety gross written premiums decreased 4.8% to $78.4 million in the third quarter due to lower demand resulting from an overall slowdown in the construction industry. Commercial surety and fidelity and other gross written premiums increased 1.9% to $41.9 million in the quarter due to growth in large commercial written premiums. Net written premiums decreased 4.5% to $108.8 million from the third quarter of 2007 due to $4.2 million of additional ceded premium related to additional losses ceded under the 2007 reinsurance treaty and the decrease in gross written premium discussed above.
The loss ratio for the three months ended September 30, 2008 decreased to 8.0 percent compared to 21.0 percent for the third quarter of 2007. These loss ratios include favorable development on prior accident years of $24.9 million, or approximately 23 percentage points, in the current quarter compared to $5.0 million, or approximately 4 percentage points, in the same period last year. Excluding the impact of the additional ceded premium, the net loss ratio for the three months ended September 30, 2008 reflects a four and three-tenths percentage point increase for the current accident year. This increase was intended to raise the year-to-date loss ratio for the current accident year by one and one-half percentage points from the selection used through the first six months of 2008.
The expense ratio increased to 56.2 percent from 52.8 percent for the same period in 2007 due to lower net earned premium that resulted from the additional ceded premium in the current quarter. The expense ratio also reflects the impact of an increased accrual in the current quarter for incentive compensation based on positive results.

Net investment income for the three months ended September 30, 2008 was $11.8 million compared to $11.3 million during the third quarter of 2007 due to an increase in invested assets. The annualized pre-tax yields decreased to 4.3% from 4.6% for the three months ended September 30, 2008 and 2007, respectively, due to a decline in short-term yields and an increase in short-term investments. Net realized investment losses were $0.2 million for the third quarter of 2008 compared to net realized investment gains of $0.1 million in the same period of 2007. The net realized investment losses in the current quarter reflect recognition of impairment losses on equity securities that are related to a non-qualified deferred compensation plan.
Nine Month Results
Net income for the nine months ended September 30, 2008 was $81.3 million, or $1.84 per diluted share, compared to $70.6 million, or $1.60 per diluted share, for the same period in 2007. The increase in net income reflects higher earned premium, higher net investment income and higher favorable loss development.
For the nine months ended September 30, 2008, gross written premiums decreased 1.8% to $361.3 million as compared to the nine-month period ended September 30, 2007. Gross written premiums for contract surety decreased 2.8% to $233.8 million primarily due to lower demand resulting from fewer new construction projects. Commercial surety and fidelity and other gross written premiums were flat compared to the first nine months of 2007. Ceded written premiums decreased $1.3 million to $27.7 million for the first nine months of 2008 compared to the same period last year. Net written premiums decreased 1.6% to $333.6 million.
For the nine months ended September 30, 2008, the loss and combined ratios improved to 19.4 percent and 73.9 percent, respectively, compared to 23.8 percent and 77.6 percent, respectively, for the same period in 2007. These ratios reflect the favorable development on prior accident years discussed above. The expense ratio increased to 54.5 percent from 53.8 percent for the same period in 2007 due to increased reinsurance costs in the current quarter that reduced earned premium.
For the nine months ended September 30, 2008, net investment income increased 7.6% to $35.3 million compared to $32.8 million for the same period in 2007. The increase reflects the impact of higher overall invested assets. The annualized pre-tax yields were 4.4% and 4.6% for the nine months ended September 30, 2008 and 2007, respectively.
As of September 30, 2008, stockholders’ equity increased by 8.2% from December 31, 2007, to $722.2 million driven by net income, partially offset by changes in unrealized investment losses. Book value per share increased to $16.36. Combined statutory surplus totaled $530.0 million at September 30, 2008, resulting in an annualized net written premium to statutory surplus ratio of 0.8 to 1.
Business Environment
The Company’s business is subject to certain risks and uncertainties associated with the current economic environment and corporate credit conditions. In the past, the Company’s performance has been materially impacted by a significant increase in corporate defaults on a worldwide basis. Because the nature of the business is to insure against non-performance, future results of operations could be negatively impacted by adverse trends in corporate defaults.
CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiary, Western Surety Company, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 36,000 independent agencies. The Company’s Securities and Exchange Commission (“SEC”) filings are available at www.sec.gov or visit us at www.cnasurety.com for a direct link to the SEC website.
CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

NOTE: A conference call for investors and the professional investment community will be held at 11:00 a.m. (EDT) on October 24, 2008. On the conference call will be John F. Welch, President and Chief Executive Officer of CNA Surety Corporation, and John F. Corcoran, Chief Financial Officer of CNA Surety Corporation. The call may be accessed by dialing 888-857-6931. It will also be broadcast live at http://www.videonewswire.com/event.asp?id=52270 or go to the investor relations pages of the CNA Surety website (www.cnasurety.com) for further details. The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available beginning at 1:00 p.m. (EDT) on October 24th until 1:00 p.m. (EST) on November 7, 2008 by dialing 888-203-1112, pass code 4098593, or over the Internet at the foregoing websites.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of significant increases in corporate defaults on a national or global basis, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions including underwriting limitations imposed by the U.S. Department of Treasury, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, the cost and availability of reinsurance contracts on reasonable terms, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company’s accounting policies, and other risks detailed in the Company’s Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.
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CNA Surety Corporation
Press Release Investor Data
(Amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Operating Results:

Gross written premiums	$120,362	$123,549	$361,299	$367,902

Net written premiums	$108,805	$113,977	$333,626	$338,967

Revenues:
Net earned premiums	$109,696	$113,617	$320,814	$317,607
Net investment income	11,781	11,328	35,292	32,792
Net realized investment (losses) gains	(177)	65	(207)	(486)

Total revenues	$121,300	$125,010	$355,899	$349,913

Expenses:
Net losses and loss adjustment expenses(1)	$8,745	$23,835	$62,103	$75,632
Net commissions, brokerage and other underwriting expenses	61,694	59,952	174,806	170,870
Interest expense	508	745	1,659	2,194

Total expenses	$70,947	$84,532	$238,568	$248,696

Income before income taxes	50,353	40,478	117,331	101,217

Income tax expense	16,020	12,481	36,046	30,577

Net income	$34,333	$27,997	$81,285	$70,640

Basic earnings per common share	$0.78	$0.64	$1.84	$1.61

Diluted earnings per common share	$0.78	$0.63	$1.84	$1.60

Basic weighted average shares outstanding	44,138	43,954	44,139	43,975

Diluted weighted average shares outstanding	44,264	44,194	44,258	44,248

(1)	See notes to Press Release Investor Data on page 6.

CNA Surety Corporation
Press Release Investor Data
(Amounts in thousands, except per share data and ratios)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Underwriting Results:

Gross written premiums:
Contract	$78,418	$82,381	$233,766	$240,397
Commercial	34,331	33,361	103,192	103,048
Fidelity and other	7,613	7,807	24,341	24,457

	$120,362	$123,549	$361,299	$367,902

Net written premiums:
Contract	$67,692	$73,824	$208,490	$214,344
Commercial	33,500	32,346	100,795	100,166
Fidelity and other	7,613	7,807	24,341	24,457

	$108,805	$113,977	$333,626	$338,967

Net earned premiums	$109,696	$113,617	$320,814	$317,607
Net losses and loss adjustment expenses(1)	8,745	23,835	62,103	75,632
Net commissions, brokerage and other underwriting expenses	61,694	59,952	174,806	170,870

Underwriting income	39,257	29,830	83,905	71,105
Net investment income	11,781	11,328	35,292	32,792
Net realized investment (losses) gains	(177)	65	(207)	(486)
Interest expense	508	745	1,659	2,194

Income before income taxes	50,353	40,478	117,331	101,217
Income tax expense	16,020	12,481	36,046	30,577

Net income	$34,333	$27,997	$81,285	$70,640

Loss ratio(1)	8.0%	21.0%	19.4%	23.8%
Expense ratio	56.2%	52.8%	54.5%	53.8%

Combined ratio(1)	64.2%	73.8%	73.9%	77.6%

(1)	See notes to Press Release Investor Data on page 6.

CNA Surety Corporation
Press Release Investor Data
(Amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Cash Flow Data:

Net cash provided by operations	$30,965	$58,263	$85,244	$91,321

	September 30,	December 31,
	2008	2007
Consolidated Balance Sheet Data:

Invested assets and cash	$1,058,558	$1,024,826
Intangible assets, net	138,785	138,785
Total assets	1,513,792	1,507,654

Insurance reserves	696,112	731,772
Debt	30,867	30,791
Total stockholders’ equity	722,231	667,705

Book value per share	$16.36	$15.13

Outstanding shares	44,159	44,121

Notes to Press Release Investor Data

(1)	Includes the effect of recording revisions of prior year reserves, known as reserve development. The dollar amount and percentage point effect of these reserve reductions were $24.9 million, or 22.7 percentage points, and $5.0 million, or 4.4 percentage points, for the three months ended September 30, 2008 and 2007, respectively. The dollar amount of these revisions were reductions of $25.0 million, or 7.8 percentage points, and $5.1 million, or 1.6 percentage points, for the nine months ended September 30, 2008 and 2007, respectively.